ANNEX A

The following sets forth, as of the date of this Schedule 13D, the aggregate number and percentage of Class A ordinary shares beneficially owned by each of the Reporting Persons, as well as the number of Class A ordinary shares as to which each Reporting Person has the sole power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition of as of the date hereof.

Reporting Person	Amount beneficially owned(1)(2)	Percent of class(3)	Sole power to vote or direct the vote	Shared power to vote or to direct the vote	Sole power to dispose or to direct the disposition of	Shared power to dispose or to direct the disposition of
ISL	49,880,646	54.54%	49,880,646	0	49,880,646	0
INEOS	49,880,646	54.54%	49,880,646	0	49,880,646	0

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(1)	ISL is the record holder of 16,188,183 Class A ordinary shares and 33,692,463 Class B ordinary shares. The Class B ordinary shares are convertible on a one-for-one basis into Class A ordinary shares at any time at the option of the holder. INEOS is deemed to beneficially own the Ordinary Shares held by ISL by virtue of its 100% ownership of ISL.
(2)	Only INEOS and ISL are beneficial owners of the Class A ordinary shares. James A. Ratcliffe, Andrew Currie and John Reece collectively have voting and investment power over the Ordinary Shares indirectly held by INEOS. As previously disclosed, due to that certain letter agreement between the INEOS Shareholders (see Item 6 below) with respect to the voting and disposition of the shares in the Issuer, for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, none of James A. Ratcliffe, Andrew Currie and John Reece individually has beneficial ownership over the Ordinary Shares held indirectly by INEOS. James A. Ratcliffe, Andrew Currie and John Reece each disclaim beneficial ownership over all of the Ordinary Shares held by ISL and neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by James A. Ratcliffe, Andrew Currie and John Reece that they are individually the beneficial owners of any of the Class A ordinary shares referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.
(3)	Based on 57,769,080 Class A ordinary shares outstanding as of the close of business on March 31, 2026, and assumes, for purposes of this calculation only, conversion of the Class B ordinary shares held by the Reporting Persons into Class A ordinary shares.